EXHIBIT 10.1

NONCOMPETITION AGREEMENT

This agreement (the “Agreement”) is made effective as of June 17, 2013 (the “Effective Date”) by and between Whiting Petroleum Corporation (the “Company”) and J. Douglas Lang, the Company’s Vice President, Reservoir Engineering/Acquisitions (the “Executive”).

WHEREAS, the Executive has informed the Company of his intention to retire from employment with the Company effective June 30, 2013 (the “Departure Date”).

WHEREAS, the Company desires to provide the benefits described in this Agreement to acknowledge the Executive’s substantial contributions to the Company, compensate the Executive for certain benefits he will forfeit as a result of his retirement and secure from the Executive an agreement not to compete with the Company for a period of time following the Executive’s retirement, a covenant of confidentiality and a release of claims.

WHEREAS, the Executive desires to provide an agreement not to compete with the Company, a covenant of confidentiality and a release of claims in exchange for the benefits described in this Agreement.

NOW, THEREFORE, in consideration of the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

1. Payments by the Company. The Company will provide the Executive with the following compensation following his retirement on the Departure Date:

(a) Five Hundred Twenty-Five Thousand Dollars ($525,000), less applicable withholding, to be paid on March 31, 2014.

(b) Five Hundred Twenty-Five Thousand Dollars ($525,000), less applicable withholding, to be paid on March 31, 2015.

Each of the payments described above is contingent on (i) the Executive’s compliance with the requirements of Section 2 until the end of the Restricted Period (as defined below), (ii) the Executive’s compliance with the requirements of Section 3 and (iii) the Executive’s non-revocation of the Release (as defined below) within the period described in Section 4(e).

2. Noncompetition. In consideration for his employment by the Company and the payments described in Section 1, the Executive agrees that he shall not, during his employment with the Company and thereafter until December 31, 2015 (the “Restricted Period”), directly or indirectly, manage, operate, join, control, be employed by or participate in the management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner or investor in, any business that is either (i) in competition with the business of the Company or (ii) proposed to be conducted by the Company in the Company’s business plan as in effect at any time during the Executive’s last year of employment with the Company; provided that nothing in this Section 2 shall prohibit the Executive from participating solely as a passive investor in oil wells or similar investments, or from owning five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended.

3. Confidentiality. In consideration for his employment by the Company, the Executive agrees that he shall maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and the Executive will not, directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for the Executive’s own benefit, the benefit of any new employer or any other person or entity or any other purpose, in any manner. If the Executive receives notice that he must disclose Confidential Information pursuant to a subpoena or other lawful process, the Executive must notify the Company immediately.

4. Release.

(a) In consideration of the substantial compensation provided in this Agreement, the Executive, on behalf of himself and his spouse, heirs, executors, administrators, agents, successors, assigns and other representatives of any kind (hereinafter collectively referred to as the “Releasors”), confirms that the Releasors, as of the Effective Date, release the Company (the “Release”) and each of its affiliates, predecessors and successors, and its and their past and present directors, officers, employees, agents, shareholders, insurers, advisors, executors, trustees, assigns and other representatives of any kind (hereinafter collectively referred to as the “Releasees”), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever arising prior to the Effective Date.

(b) The Release specifically includes, but is not limited to, a release of any and all claims pursuant to state or federal wage payment laws and those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights of Act of 1964, as amended; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. § 1981 – 1988; the Civil Rights Act of 1991; the Americans with Disabilities Act; state or federal family and/or medical leave acts), contract or tort laws, equity or public policy, wrongful termination, retaliation, defamation, misrepresentation, invasion of privacy or negligence standard, whether known or unknown, certain or speculative, which against any of the Releasees, any of the Releasors ever had or now has.

(c) The Executive agrees not to file, pursue or participate in any lawsuits of any kind in any court, including, without limitation, state, federal and local courts, or file, pursue participate in, or submit to any arbitration proceeding, against any of the Releasees with respect to any claim released herein, including any claim arising out of or in connection with the employment of the Executive by the Company or the termination of such employment.

(d) Notwithstanding the foregoing, nothing in this Section 4 shall release any claim Executive may have (i) to enforce this Agreement, (ii) to the Executive’s benefits under the retirement and equity incentive plans or the Production Participation Plan of the Company that are vested and earned as of the Effective Date or that accrue after the Effective Date or (iii) under or pursuant to any indemnity obligation contained in any provision of the certificate of incorporation or bylaws of the Company or its affiliates or in any applicable director and officer insurance policy carried by the Company or its affiliates.

(e) The Executive hereby acknowledges that he has been provided with up to twenty-one (21) days to review the Release and that he has been advised to review it with an attorney of his choice. The Executive further understands that the twenty-one (21) day review period ends when Executive signs this Agreement. The Executive also has seven (7) days after the Executive signs this Agreement to revoke his agreement to its terms, including the Release, by so notifying the Company in writing.

5. Taxes. All payments made herein shall be subject to applicable payroll and withholding taxes. This Agreement shall be construed and administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The parties agree to amend this Agreement as may be necessary to avoid application of Code Section 409A taxes or penalties to payments made pursuant to this Agreement.

6. Severability. Whenever possible, each portion, provision or section of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any portion, provision or section of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other portions, provisions or sections. Rather, this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable portion, provision or section had never been contained herein.

7. Complete Agreement. With respect to the subject matter herein, this Agreement contains the complete agreement and understanding between the parties and supersedes and preempts any prior understanding, agreement or representation by or between the parties, written or oral.

8. Governing Law. Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of Colorado without regard to the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs.

9. Successors and Assigns. This Agreement will inure to the benefit of and be enforceable by the Company and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

10. Amendment; Waivers. This Agreement may not be amended or modified except by the written consent of the parties hereto. The waiver by either the Executive or the Company of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WHITING PETROLEUM CORPORATION

/s/ J. Douglas Lang	By:	/s/ James J. Volker
J. Douglas Lang		James J. Volker
Chairman and Chief Executive Officer

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